STOCK ESCROW AGREEMENT

THIS STOCK ESCROW AGREEMENT, dated as of , 2006 (the “Agreement”), by and among BEVERAGE ACQUISITION CORPORATION, a Delaware corporation (the “Company”), the undersigned parties listed under Initial Stockholders on the signature page hereto (collectively, the “Initial Stockholders”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated                   , 2006 (“Underwriting Agreement”), with Morgan Joseph & Co. Inc. (“Morgan Joseph”) acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 4,500,000 units (“Units”) of the Company.  Each Unit consists of one share of the Company’s Common Stock, par value $0.0001 per share, and one Warrant to purchase one share of Common Stock, all as more fully described in the Company’s final prospectus, dated                   , 2006 (“Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-               ) under the Securities Act of 1933, as amended (“Registration Statement”), which was declared effective on                   , 2006 (“Effective Date”).

WHEREAS, the Initial Stockholders have agreed as a condition of the sale of the Units to deposit those shares of Common Stock owned by them which are set forth opposite their respective names in Exhibit A attached hereto (collectively, the “Escrow Shares”), in escrow as hereinafter provided; and

WHEREAS, the Company and the Initial Stockholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

NOW, THEREFORE, the parties hereto agree as follows:

1. Appointment of Escrow Agent.  The Company and the Initial Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares.  On or before the Effective Date, each of the Initial Stockholders shall deliver to the Escrow Agent certificates representing his or her respective Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement.  Each Initial Stockholder acknowledges that the certificate representing his or her Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares.  The Escrow Agent shall hold the Escrow Shares until the third anniversary of the Effective Date (“Escrow Period”), on which date it shall, upon written instructions from each Initial Stockholder, disburse each of the Initial Stockholder’s Escrow Shares to such Initial Stockholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then immediately prior to the effectiveness of such liquidation, the Escrow Agent shall destroy the certificates representing the Escrow Shares and the Escrow Shares shall no longer be considered to be issued and outstanding securities of the Company; provided further, however, that if, after the Company consummates a Business Combination (as such term is defined in the Registration Statement), it (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a certificate, executed by the Chairman, Chief Executive Officer or Vice President of the Company, in form reasonably acceptable to the Escrow Agent, that such transaction is then being consummated, release the Escrow Shares to the Initial Stockholders upon consummation of the transaction so that they can similarly participate.  The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

4. Rights of Initial Stockholders in Escrow Shares.

4.1 Voting Rights as a Stockholder.  Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as herein provided, the Initial Stockholders shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares.  During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property (the “Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof.  As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer.  During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except, with respect to an Initial Stockholder who is an individual, (i) by gift to a member of Initial Stockholder’s immediate family or to a trust, the beneficiary of which is an Initial Stockholder or a member of an Initial Stockholder’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Initial Stockholder, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Initial Stockholder transferring the Escrow Shares.  During the Escrow Period, the Initial Stockholders shall not pledge or grant a security interest in the Escrow Shares or grant a security interest in their rights under this Agreement.

4.4 Insider Letters.  Each of the Initial Stockholders has executed a letter agreement with Morgan Joseph and the Company, dated as indicated on Exhibit A hereto, and which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of such Initial Stockholder in certain events, including but not limited to the liquidation of the Company.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance.  The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification.  The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent.  Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing.  In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered.  The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation.  The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder.  The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances.  From time to time on and after the date hereof, the Company and the Initial Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation.  The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided.  Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder.  If no new escrow agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6 Discharge of Escrow Agent.  The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Company and a majority of the Initial Stockholders, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability.  Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. Miscellaneous.

6.1 Governing Law.  This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York without reference to any principles of conflicts of laws.

6.2 Third Party Beneficiaries.  Each of the Initial Stockholders hereby acknowledges that the Underwriters are third party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of Morgan Joseph.

6.3 Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

6.4 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6 Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

Beverage Acquisition Corporation
2670 Commercial Avenue
Mingo Junction, Ohio 43938
Attn:   Chairman

If to a Stockholder, to his address set forth in Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn:   Chairman
Fax No: (212) 509-5150

A copy of any notice sent hereunder shall be sent (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC
666 Third Avenue
New York, New York 10017
Attn:   Jeffrey P. Schultz, Esq.

and:

Morgan Joseph & Co. Inc.
600 Fifth Avenue, 19th Floor
New York, New York 10020-2302
Attn:   Chief Executive Officer

and:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Phyllis G. Korff, Esq.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Liquidation of Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period(s) specified in the Prospectus.

6.8 Counterparts. This Agreement may be executed in several counterparts, each one of which may be delivered by facsimile transmission and each of which shall constitute an original, and together shall constitute but one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

BEVERAGE ACQUISTION CORPORATION

By:	__________________________
Name: Title:

INITIAL STOCKHOLDERS:

_______________________________
Norman E. Snyder, Jr.

_______________________________
Rodman L. Drake

_______________________________
Barclay H. Griffiths

_______________________________
Michael C. Bellas

_______________________________
J. Ross Colbert

_______________________________
Albert C. Bellas

_______________________________
Fred B. Tarter

_______________________________
Peter Sealey

_______________________________
Belinda P. Bellas

Philip L. Drake Trust

_______________________________
By: Rodman L. Drake, as Trustee

Stephan R. Drake Trust

_______________________________
By: Rodman L. Drake, as Trustee
CONTINENTAL STOCK TRANSFER
& TRUST COMPANY

By:	_____________________________
Name:
Title:

EXHIBIT A

Name and Address of Initial Stockholder	Number of Shares	Stock Certificate Number	Date of Insider Letter

Rodman L. Drake 128 Kitchawan Road Pound Ridge, New Jersey 10576	281,250	012	August ____, 2006

Norman E. Snyder 88 Grey Rocks Road Wilton, CT 06897	298,125	013	August ____, 2006

Barclay H. Griffiths 7 Club Court Pleasantville, New York 10570	112,500	014	August ____, 2006

Michael C. Bellas 1095 Park Avenue New York, New York 10022	225,000	015	August ____, 2006

J. Ross Colbert 208 Georgetown Road Weston, CT 06883	28,125	016	August ____, 2006

Albert C. Bellas [TO BE PROVIDED]	84,375	017	August ____, 2006

Fred B. Tarter [TO BE PROVIDED]	56,250	018	August ____, 2006

Peter Sealey [TO BE PROVIDED]	11,250	019	August ____, 2006

Belinda P. Bellas [TO BE PROVIDED]	11,250	020	August ____, 2006

Philip L. Drake Trust c/o Rodman L. Drake 128 Kitchawan Road Pound Ridge, New Jersey 10576	8,437.50	021	August ____, 2006

Stephan R. Drake Trust c/o Rodman L. Drake 128 Kitchawan Road Pound Ridge, New Jersey 10576	8,437.50	022	August ____, 2006